EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BrooQLy, Inc., dba Dynamic Aerospace Systems, Ticker BRQL, Reports Second Quarter 2025 Financial Results and Strategic Milestones

Transformative acquisitions and strategic collaborations strengthen market position in UAV manufacturing and autonomous logistics

Ann Arbor, MI - August 14, 2025 - BrooQLy, Inc., doing business as, Dynamic Aerospace Systems (“DAS”) (OTCQB: BRQL), a leading innovator in unmanned aerial vehicles (UAVs) and aerospace technologies, today released the following letter to shareholders highlighting its second quarter 2025 financial results and key strategic milestones.

Dear Shareholders,

I am pleased to share our financial results for the second quarter of 2025, a period of transformative growth and strategic advancement for BrooQLy, Inc., now operating as Dynamic Aerospace Systems (DAS). This quarter marks a pivotal moment in our journey to become a leader in unmanned aerial vehicle (UAV) manufacturing and autonomous logistics, driven by strategic acquisitions and key collaborations that position us for long-term success.

Q2 2025 Financial Highlights:

For the second quarter ended June 30th, 2025, BrooQLy, Inc. reported a net loss of $805,767, compared to a net loss of $596,316 in Q2 2024. Operating expenses totaled $478,146, up significantly from $74,814 in the same period last year, reflecting our investments in scaling operations and integrating newly acquired assets. Interest expenses increased to $327,921, primarily due to the amortization of beneficial conversion features on convertible notes issued to fund our strategic initiatives. All outstanding convertible notes were converted into preferred stock during the quarter, leaving the Company with no indebtedness as of June 30th, 2025. Our balance sheet reflects a remarkable transformation, with total assets increasing to $15,989,760 from just $237 at the end of 2024. This growth is driven by the acquisition of aerospace assets, significantly enhancing our asset base and positioning us for future growth. Cash reserves stood at $16,867, and we reported a working capital deficit of $558,811, underscoring the need for additional capital to fuel our ambitious growth plans.

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Strategic Transformation:

On April 1st, 2025, we completed the acquisitions of key assets from Vayu (US) Inc., Impossible Aerospace Corporation, and Global Autonomous Corporation (GAC). These acquisitions, valued at over $14.6 million, have dramatically strengthened our technological portfolio and market position in the rapidly growing UAV and autonomous logistics sectors. The acquired assets include intellectual property, equipment, and goodwill, with a combined fair value allocation of $1,389,678 for Vayu’s intellectual property, $791,362 for GAC’s intellectual property, and $12,734,680 in goodwill.

•	Vayu (US) Inc.: Vayu’s high-performance vertical take-off and landing (VTOL) UAV technologies, including the G1 VTOL, enhance our ability to deliver mission-critical solutions for logistics, surveillance, and reconnaissance, serving government, defense, and commercial clients.
•	Impossible Aerospace Corporation: The acquisition of Impossible Aerospace’s UAV designs, which prioritize battery life and efficiency, complements our focus on long-endurance flight capabilities, as exemplified by our US-1 electric rotor copter.
•	Global Autonomous Corporation: GAC’s autonomous delivery solutions and its licensed Autonomous Mesh Fulfillment Network in Dubai provide a foundation for our Dynamic Deliveries division, leveraging our proprietary long-range UAVs for high-frequency, last-mile delivery in urban and semi-rural environments.

These acquisitions have diversified our capabilities across two operating segments: Dynamic Aerospace Systems, focused on UAV manufacturing, and Dynamic Deliveries, centered on autonomous mesh logistics networks, positioning us to capitalize on the growing demand for autonomous aerial solutions.

Strategic Collaborations:

In addition to our  acquisitions, we have forged strategic collaborations with Drop Smart Hubs and Noon, which are poised to accelerate our growth in the autonomous logistics space.

•	Drop Smart Hubs: Our collaboration with Drop Smart Hubs, Headquartered in Athens, Greece, enhances our Dynamic Deliveries division by integrating their innovative smart hub technology into our autonomous mesh logistics network. These hubs serve as decentralized nodes for UAV takeoff, landing, and package transfer, enabling seamless last-mile delivery. This partnership strengthens our ability to deploy high-frequency delivery solutions in urban environments, reducing logistics costs and improving efficiency for our clients in addition to opening the door to the European Market
•	Noon: Our collaboration with Noon, a leading e-commerce platform in the Middle East, marks a significant step in expanding our global footprint. By integrating our UAV technology with Noon’s robust logistics infrastructure, we are developing a scalable, autonomous delivery solution tailored for the Gulf Region. Leveraging GAC’s Autonomous Mesh Fulfillment Network in Dubai and Noon’s logistics ecosystem, positions us to capture a growing share of the region’s e-commerce market.

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Operational Progress and Strategic Vision:

Since adopting the Dynamic Aerospace Systems trade name in February 2025, we have shifted our focus from the legacy MyTreat Logistics platform to advanced UAV technologies and autonomous logistics. This strategic pivot aligns with our mission to optimize efficiency, reduce risk, and accelerate delivery through innovative aerial solutions. Our operational highlights for the quarter include:

•	Advancing R&D and Product Development: We are investing in research and development to enhance our proprietary UAV designs, including autonomous flight controls and advanced sensor integration, ensuring we remain at the forefront of innovation.
•	Expanding Market Reach: Our collaborations with Drop Smart Hubs, Noon, government agencies, NATO allies, and commercial aerospace leaders, have driven early-stage contracts and pilot programs, setting the stage for revenue growth as we scale production.
•	Strengthening Leadership: The addition of FedEx and a former Honeywell Aerospace Executives to our Board of Directors, has bolstered our strategic expertise in logistics and supply chain optimization along with engineering excellence, aligning our operations with industry best practices.

Liquidity and Capital Strategy:

Our liquidity position remains a priority as we navigate this growth phase. The acquisitions were funded through the issuance of Class B Common Stock and convertible notes, preserving cash reserves while expanding our technological portfolio. We generated $788,200 from financing activities, including $843,200 from convertible notes, offset by the repayment of $55,000 in promissory notes. Further, we are actively pursuing additional financing opportunities, supported by our investment bank, to ensure sufficient liquidity for ongoing R&D, manufacturing expansion, and operational needs.

For the past several months, we have been pursuing plans to secure institutional funding, which culminated on July 31, 2025, when the Company signed a $15,000,000, three-year equity transaction. This agreement allows the Company to raise capital under favorable market conditions, when needed.While our working capital deficit highlights the need for additional capital, we are confident in our ability to secure funding through strategic partnerships, government contracts, and potential equity or debt offerings. We are also preparing to list on  the NYSE, under the reserved ticker symbol “DAS”, early next year if market conditions allow , which will significantly enhance our access to capital markets.

Looking Ahead:

The UAV and autonomous logistics markets are poised for significant growth, and our proprietary technologies, strategic acquisitions, and partnerships with Drop Smart Hubs and Noon Fulfillment position us to meet this demand. However, we remain mindful of challenges, including regulatory changes, competitive pressures, and the need for continuous innovation.

In the second half of 2025, we will focus on scaling production, securing additional contracts, and strengthening our internal controls to support our growth as a public company. We expect to incur approximately $185,000 in legal and audit-related costs over the next twelve months to meet our regulatory obligations and pursue our listing ambitions.

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Commitment to Shareholders:

The transformation of BrooQLy into Dynamic Aerospace Systems, bolstered by the acquisitions of Vayu, Impossible Aerospace, and GAC, and enhanced by our collaborations with Drop Smart Hubs and Noon, marks a pivotal moment in our journey. These strategic moves have significantly increased our asset value and technological capabilities, positioning us for long-term success. While we anticipate near-term operating losses as we invest in growth, we are confident that our initiatives will drive sustainable revenue and create lasting value for our shareholders.

Thank you for your continued support as we execute our vision. Our team is committed to delivering operational excellence, fostering innovation, and building strategic partnerships to drive growth in the UAV and autonomous logistics sectors. We look forward to updating you on our progress in the quarters ahead.

Sincerely,

Kent B. Wilson

Chief Executive Officer

About Dynamic Aerospace Systems (DAS): Dynamic Aerospace Systems is a Nevada incorporated business dedicated to developing innovative aerospace technologies, with a focus on advanced UAVs for military defense and commercial applications. Committed to engineering excellence and strategic partnerships, DAS aims to deliver reliable, high-performance solutions to meet the evolving needs of the aerospace industry. The Company’s common stock is traded on the OTCQB Market under the ticker symbol “BRQL.”

For more information, visit www.dynamicaerosystems.com.

Contact Information:

Dynamic Aerospace Systems (DAS), aka BrooQLy Inc.

3753 Plaza Dr

Ann Arbor, MI 48108

Investor Relations: ir@dynamicaerosystems.com

Media Inquiries:  media@dynamicaerosystems.com

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s growth strategy, future operating results, planned NYSE listing, product development, market expansion, and anticipated financing activities. These statements are based on current expectations, estimates, forecasts, and projections, as well as management’s beliefs and assumptions. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements.

Actual results may differ materially from those expressed or implied due to risks and uncertainties, including but not limited to: our ability to secure additional financing on favorable terms; market acceptance of our products and services; competition; changes in technology; regulatory requirements; global economic conditions; and other factors described in our filings with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to publicly update or revise forward-looking statements, except as required by law.

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